Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Mark Tubb
April 17, 2009	Vice President - Investor Relations
813.871.4027
mtubb@walterenergy.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterenergy.com

WALTER INDUSTRIES, INC. COMPLETES SEPARATION OF FINANCING BUSINESS; EXPECTS TO
ANNOUNCE NEW CORPORATE IDENTITY AT ANNUAL SHAREHOLDER MEETING

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT) announced today that it has completed the separation of its Financing business and the merger of that business with Hanover Capital Mortgage Holdings to create Walter Investment Management Corp. (NYSE Amex: WAC) - a fully independent, publicly traded Real Estate Investment Trust.

In conjunction with the completion of this separation, Walter Industries said that, contingent on shareholder approval of a proposed name change, it would unveil a new corporate identity at the Company’s annual shareholder meeting on April 23 at the Tampa Airport Marriott Hotel, repositioning the company with a new brand identity reflecting its focus on its core natural resources and energy businesses.

“The separation of Walter Investment Management Corp. marks the completion of a six-year transformation strategy,” said Walter Industries Chairman Michael T. Tokarz. “We are excited to embark on this next chapter in our Company’s history as the leading producer and exporter of premium U.S. metallurgical coal to the world’s steel producers.”

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is the leading producer and exporter of premium metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company has annual revenues of approximately $1.5 billion and employs approximately 2,250 people. For more information about Walter Industries, please visit the Company website at www.walterind.com.

4211 W. Boy Scout Blvd.   |   Tampa, Florida 33607   |   Tel: 813.871.4811   |   Web site: www.walterind.com